Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: September 16, 2009

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES PRICING OF $43.4 MILLION PUBLIC OFFERING OF COMMON STOCK

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) (“Company”) announced today the pricing of an underwritten public offering of 3,775,000 shares of the Company’s common stock at a price to the public of $11.50 per share for gross proceeds of approximately $43.4 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $40.5 million.

Heritage intends to use the net proceeds from the offering to support opportunistic acquisitions, organic growth and general corporate purposes. The capital will also position the Company for the future redemption of some or all of the preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

The Company intends to close the transaction, subject to customary conditions, on or about September 22, 2009.

Keefe, Bruyette & Woods, Inc. is serving as lead book-running manager of the offering, and D.A. Davidson & Co. is a co-manager. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559 or from D.A. Davidson & Co., Equity Capital Markets, 8 Third Street North, Great Falls, MT 59401 or by calling toll-free (800) 332-5915.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.